Exhibit 3.1

Amendment to Bylaws of Modine Manufacturing Company

ARTICLE 2. STOCKHOLDERS

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2.12 Control Share Voting Restrictions Inapplicable. Notwithstanding any other provision of the Articles of Incorporation or these Bylaws, Section 180.1150 of the Wisconsin Business Corporation Law (or any successor statute) regarding control share voting restrictions shall not apply to any shares of stock of the corporation. (Section 2.12 was added by an amendment adopted by the Board of Directors on July 19, 2006 pursuant to Section 180.1150(2) of the Wisconsin Business Corporation Law, as amended by 2005 Wisconsin Act 476.)